Exhibit 10.66

Loan No. FFIC 10231A

PROMISSORY NOTE

$16,666,667.00	As of January 15, 2013

FOR VALUE RECEIVED, KBS LEGACY PARTNERS WATERTOWER LLC, a Delaware limited liability company, having an address at 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 (“Borrower”), promises to pay to the order of FIREMAN’S FUND INSURANCE COMPANY, a Minnesota corporation, having an address at c/o Allianz of America, Inc., 55 Green Farms Road, P.O. Box 5160, Westport, Connecticut 06881-5160, Attn: Real Estate Department (“Lender”) (the legal holder from time to time of this promissory note (this “Note”), including Lender as the initial holder, may be referred to as the “Holder”), the principal sum of SIXTEEN MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN AND 00/100 DOLLARS ($16,666,667.00), or so much thereof as may be advanced to or for the benefit of Borrower by Lender (hereinafter referred to as “Principal Indebtedness”), together with interest thereon at an annual rate of Two and Forty-Six Hundredths percent (2.46%) (the “Interest Rate”), in accordance with the provisions hereinafter set forth. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Security Instrument (hereinafter defined).

1.       Terms of Payment.   On the date on which the Principal Indebtedness is advanced to Borrower (the “Advancement Date”), Borrower shall pay to Lender an amount equal to the interest only, on the Principal Indebtedness, at the Interest Rate, calculated on the basis of a 360 day year and the number of days from and including the Advancement Date to and including February 9, 2013. On the tenth (10th) day of each consecutive calendar month for the term of this Note (such payment dates being hereinafter referred to collectively as the “Monthly Payment Dates,” and individually, a “Monthly Payment Date”), the following monthly payments (the “Monthly Payments”) shall be due and payable:

 (a)        on each Monthly Payment Date commencing on March 10, 2013 to and including February 10, 2015, payments of interest only on the principal amount of this Note in the amount of $34,166.67; and

 (b)       on each Monthly Payment Date commencing on March 10, 2015 to and including January 10, 2018, payments of principal and interest (based on a 360 month amortization schedule) in the amount of $65,508.00.

So long as there is no Event of Default (hereinafter defined) hereunder or under any of the other Loan Documents (hereinafter defined), the Monthly Payments shall be applied first to interest on the Principal Indebtedness from time to time outstanding at the Interest Rate and the balance shall be applied in reduction of the Principal Indebtedness. From and after any Event of Default hereunder or under any of the other Loan Documents, Lender may apply any and all payments received hereunder in such order as Lender shall determine in its sole discretion. The interest component of the monthly payments shall be calculated and applied on the basis of a 360-day year consisting of twelve 30-day months, except that interest for any partial month shall be calculated and applied on the basis of a 360-day year and the actual number of days in such partial month during which all or any part of the Principal Indebtedness is outstanding. On the tenth (10th) day of February, 2018 (the “Maturity Date”), Borrower shall pay to Lender the entire Principal Indebtedness then remaining unpaid, together with accrued and unpaid interest thereon at the Interest Rate and any other charges due under this Note, the Security Instrument, and any other documents evidencing, securing, or pertaining to the advancement or disbursement of, the Principal Indebtedness (collectively, the “Loan Documents”). Notwithstanding the foregoing, however, if any Monthly Payment Date or the Maturity Date is not a Business Day, then the applicable payment shall be due on the Business Day immediately preceding the Monthly Payment Date or Maturity Date, as applicable. The period from and including the date hereof to the Maturity Date will be referred to hereinafter as the “Term”.

BORROWER HEREBY ACKNOWLEDGES AND UNDERSTANDS THAT THE FOREGOING INSTALLMENTS WILL NOT BE SUFFICIENT TO REPAY THE PRINCIPAL AMOUNT OF THIS NOTE ON THE MATURITY DATE BECAUSE THE LOAN EVIDENCED HEREBY HAS BEEN AMORTIZED OVER A PERIOD OF THIRTY (30) YEARS AND THE TERM OF THIS NOTE IS APPROXIMATELY FIVE (5) YEARS AND, THEREFORE, A PORTION OF THE PRINCIPAL BALANCE OF THIS NOTE SHALL BE UNPAID AND DUE AND PAYABLE ON THE MATURITY DATE.

The Loan being made to Borrower on the date hereof in the original principal amount of $25,000,000.00 is evidenced by this Note and that certain Promissory Note of even date herewith in the original principal amount of $8,333,333.00 made by Borrower in favor of Allianz Global Risks US Insurance Company (the “Allianz Note”).

2.       Prepayment.   This Note may be prepaid in full at any time subject to a “Prepayment Fee” that may be substantial. Such premium represents consideration to Lender for loss of yield and reinvestment cost. The “Prepayment Fee” shall be determined by Lender and shall be an amount equal to:

 (a)       The Yield Maintenance Fee with respect to any prepayment made prior to February 10, 2016;

 (b)       two percent (2%) of the outstanding principal balance of this Note with respect to any prepayment made during the period from February 10, 2016 through but excluding February 10, 2017; and

 (c)       one percent (1%) of the outstanding principal balance of this Note with respect to any prepayment made from and after February 10, 2017.

As used herein, the “Yield Maintenance Fee” shall be an amount equal to the difference between (x) the present value at the time of prepayment of the remaining scheduled Monthly Payments and the present value at the time of prepayment of the final installment of principal and interest due on the Maturity Date, both discounted on a monthly basis at the “Index Rate,” defined below, and (y) the unpaid principal balance of this Note at the time of prepayment, but not less than zero. The “Index Rate” is defined as the current yield at the time of prepayment of the Treasury Constant Maturity (the “TCM”) referenced in the weekly Federal Reserve Statistical Release H 15 (519) for the week immediately preceding the date on which written request for prepayment is received by Lender (each such request, a “Prepayment Notice”), with a remaining term to maturity most closely corresponding to the remainder of the Term, as appropriately interpolated by Lender. If the TCM ceases to be published during the Term, the Index Rate shall be the average of the yield, for the five (5) Business Days immediately preceding the date of prepayment of the Loan, of the US Treasury Note or Bond having a remaining term to maturity and coupon rate most closely corresponding to the remainder of the Term and Interest Rate, respectively. The Index Rate will apply for any prepayment made within fifteen (15) days after such request is received by Lender, after which a more recent Index Rate may be used at the sole discretion of Lender.

If Lender exercises its right to accelerate the maturity date following an Event of Default by Borrower, tender of payment of the amount necessary to satisfy the entire outstanding indebtedness made thereafter at any time prior to the completion of transfer of ownership of the Real Property to Lender pursuant to a foreclosure sale or deed-in-lieu of foreclosure or similar transaction, either by Borrower, its successors or assigns, or by anyone in behalf of Borrower, shall be deemed to be a voluntary prepayment herein and such prepayment, to the extent permitted by law, shall include Prepayment Fee. Notwithstanding anything herein to the contrary, no Prepayment Fee will be payable if prepayment is scheduled to be and is received during the last one hundred eighty (180) days prior to the Maturity Date. Furthermore, as provided in the Security Instrument, no Prepayment Fee will be payable if prepayment is made from insurance or condemnation proceeds.

Borrower agrees that the Prepayment Fee does not constitute a penalty. Borrower also agrees that the Prepayment Fee constitutes a negotiated alternative performance of Borrower’s obligations under this Note. Borrower further agrees that the Prepayment Fee is a reasonable estimate, agreed to between Borrower and Lender, of a fair compensation for the loss that may be sustained by Lender due to the unscheduled prepayment of the Principal Indebtedness prior to the Maturity Date. The Prepayment Fee shall be paid without prejudice to the right of Lender to collect any of the amounts owing under this Note or any other Loan Document or otherwise to enforce any of its rights or remedies arising out of an Event of Default.

Borrower’s right to prepay this Note shall be conditioned upon the simultaneous prepayment by Borrower of the Allianz Note in accordance with the provisions of Section 2 thereof. Any partial prepayments of principal may at Lender’s election be applied to this Note and/or the Allianz Note.

3.       Security.   This Note is secured by, among other things (a) that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by Borrower in favor of Lender of even date herewith (the “Security Instrument”), constituting a first priority lien on Borrower’s interest in the Real Property and (b) that certain Assignment of Leases and Rents given by Borrower to Lender in connection with the Real Property of even date herewith, including a first priority security interest in Borrower’s interest in the Security.

4.       Location and Medium of Payments.   The sums payable under this Note, the Security Instrument, or any other Loan Document shall be paid to Lender by federal wire transfer of immediately available funds, or by such other means as Lender may from time to time hereafter designate to Borrower in writing, in legal tender of the United States of America. Any Monthly Payment or other payment of principal and/or interest due hereunder is due to Lender by 1:00 p.m. Eastern Time on the date when such payment is due. Notwithstanding the foregoing, payment by Borrower to Lender of the entire indebtedness evidenced by this Note and the other Loan Documents, whether by prepayment, at the Maturity Date, by Acceleration of Maturity, or

otherwise, shall be deemed made on a designated Business Day only if such funds are both sent by federal wire transfer of immediately available funds and are received by Lender on such designated Business Day no later than 2:00 p.m. Eastern Time. Funds not so received shall continue to bear interest at the applicable rate until payment is received in compliance with the foregoing.

5.       Acceleration of Maturity.  Immediately upon the occurrence of any Event of Default, Lender shall have the option, in addition to and not in lieu of or substitution for all other rights and remedies provided in this Note, the Security Instrument or any other Loan Document or provided by law or in equity, to declare without notice the entire amount of the Principal Indebtedness then outstanding, together with all interest, the Prepayment Fee, and other charges, including, but not limited to any Late Charge or interest payable at the Default Rate (each as hereinafter defined), due under any of the Loan Documents, immediately due and payable (“Acceleration of Maturity”).

6.       Collection and Enforcement Costs.  Borrower, upon demand, shall pay Lender for all costs and expenses, including without limitation Attorneys’ Fees (as hereinafter defined) paid or actually incurred by Lender in connection with the collection of any Delinquent Payment (as hereinafter defined) due hereunder, or in connection with enforcement of any of Lender’s rights or Borrower’s obligations under this Note, the Security Instrument or any of the other Loan Documents, together with interest thereon at the Default Rate. “Attorneys’ Fees” shall mean and include all fees, charges and costs incurred by Lender through its retention of outside legal counsel, paralegals and legal assistants, and shall also include, without limitation, expert witness payments and other court costs whether or not incurred in any judicial, bankruptcy or administrative proceeding.

7.       Late Charge.  If any payment due under this Note or any other Loan Document (other than the outstanding Principal Indebtedness due upon acceleration or on the Maturity Date, as the case may be), is not paid by Borrower when due without regard to any cure or grace period (each such unpaid amount, a “Delinquent Payment”), Borrower shall pay to Lender and Lender shall be entitled to collect from Borrower a late payment charge equal to the lesser of five percent (5%) of the Delinquent Payment or the maximum amount allowed by law (“Late Charge”). Borrower agrees that each Late Charge is a reasonable estimate of, and a fair average compensation for, the loss that will be sustained by Lender due to the failure of Borrower to make timely payments, and such amount shall be secured by the Security Instrument and the other Loan Documents. Borrower’s payment of any Late Charge shall be paid without prejudice to the right of Lender to collect any other amounts owed by Borrower under this Note, the Security Instrument, or any other Loan Document (including, without limitation, Late Charges with respect to Delinquent Payments first falling due in subsequent months), or to declare an Event of Default under this Note, the Security Instrument or any other Loan Document (including, without limitation, Late Charges with respect to any subsequent Delinquent Payment).

8.       Default Rate.  In addition to any Late Charge which may be due under this Note, if an Event of Default shall have occurred and be continuing, Borrower shall pay interest on all sums due hereunder at a rate (the “Default Rate”) equal to the lesser of (i) the Interest Rate plus five percent (5%) per annum, or (ii) the maximum rate that the parties may contract for under applicable law.

9.       Continuing Liability.   The obligation of Borrower to pay the Principal Indebtedness, interest and all other sums due hereunder shall continue in full force and effect and in no way be impaired, until the actual payment thereof to Lender, and in case of a sale or transfer of all or any part of the Security, or in case of any further agreement given to secure the payment of this Note, or in case of any agreement or stipulation extending the time or modifying the terms of payment above recited, Borrower shall nevertheless continue to be liable on this Note, as extended or modified by any such agreement or stipulation, unless specifically released and discharged in writing by Lender.

10.       Joint and Several Liability.   If more than one person, corporation, partnership or other entity shall now or any time in the future join in the execution of this Note or any amendment, modification or extension thereto or any substitution or replacement thereof, then each such person and entity shall be fully liable for all obligations of Borrower hereunder, and such obligations shall be joint and several.

11.       No Oral Changes; Waivers.   This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of a change is sought. The provisions of this Note shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the Loan Documents and any and all references herein to the Loan Documents shall be deemed to include any such renewals, amendments, extensions, consolidations, or modifications thereof.

Borrower and any future endorsers, sureties, and guarantors hereof, jointly and severally, waive presentment for payment, demand, notice of demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default (except notice of default required hereby, if any), or enforcement of the payment of this Note, and they agree that the liability of each of them shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; and Borrower and all future endorsers, sureties and guarantors hereof consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender hereof with respect to the payment or other provisions of this Note, and to the release of the Security, or any part thereof, with or without substitution, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto or to any other Loan Document without notice to them or without affecting their liability hereunder or under any of the other Loan Documents.

Lender shall not by any act of omission or commission (including, but not limited to, the failure to cause an Acceleration of Maturity hereof by reason of an Event of Default) be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Lender, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event. The acceptance by Lender of payment hereunder that is less than payment in full of all amounts due at the time of such payment shall not without the express written consent of Lender: (i) constitute a waiver of the right to exercise any of Lender’s remedies at that time or at any subsequent time, (ii) constitute an accord and satisfaction, or (iii) nullify any prior exercise of any remedy.

To the maximum extent permitted by law, Borrower hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter be provided, by the Constitution and laws of the

United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

12.       Bind and Inure.  This Note shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

13.       Applicable Law; Severability.   The provisions of this Note shall be construed and enforceable in accordance with the laws of the State of Minnesota. If any provision of this Note or the application hereof to any person or circumstance shall, for any reason and to any extent, be determined to be invalid or unenforceable, neither the remainder of this Note nor the application of such provision to any other person or circumstance shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law.

14.       Usury.   It is hereby expressly agreed that if from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall cause the payments hereunder to exceed the maximum rate that the parties hereto can contract for under any applicable usury statute or any other law, with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to such maximum rate, so that in no event shall any exaction be possible under this Note that is in excess of such maximum rate. In no event shall Borrower be bound to pay for the use, forbearance or detention of the money loaned pursuant hereto, interest of more than the current maximum rate that the parties hereto can contract for under applicable law; the right to demand any such excess being hereby expressly waived by Lender.

15.       Notice.   Any notice, demand, request, statement, consent or other communication hereunder shall be delivered in accordance with Section 42 of the Security Instrument.

16.       Nonrecourse.  (a)    The liability of Borrower with respect to the payment of principal, interest and costs hereunder and with respect to performance by Borrower of Borrower’s obligations and any and all other liability hereunder, under the Security Instrument, and under the other Loan Documents, shall be “non-recourse” and, accordingly, Lender’s source of satisfaction of said indebtedness and Borrower’s other obligations hereunder and under the other Loan Documents shall be limited to the Security and the rents, issues, and profits from the Security, and Lender shall not seek to procure payment out of any other assets of Borrower, or any person or entity comprising Borrower, nor seek judgment for any sums which are or may be payable under this Note or under any of the other Loan Documents, as well as any claim or judgment (except as hereafter provided) for any deficiency remaining after foreclosure of the Security Instrument. Notwithstanding the above, nothing herein contained shall be deemed to be a release or impairment of the indebtedness evidenced by this Note or the security therefor intended by the Loan Documents or be deemed to preclude Lender from exercising its rights to foreclose the Security Instrument or to enforce any of its other rights or remedies under the Loan Documents, subject to the provisions of this Section 16(a).

(b)       Notwithstanding the limitations set forth in Section 16(a) above, it is expressly understood and agreed that the aforesaid limitation on liability shall in no way affect or apply to Borrower’s or Principal’s joint and several continued personal liability for, and Lender’s right to recover, any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender arising out of or in connection with the following:

   (i)       any fraud or misrepresentation by Borrower under the Loan Documents, the application for the Loan or the Security Instrument;

  (ii)       the retention by Borrower of any security deposits, advance deposits or any other deposits collected with respect to the Real Property which are not delivered to Lender upon a foreclosure of the Real Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

 (iii)       the retention by Borrower of any prepaid rental income, lease termination fee, deposit, or other prepaid income under any lease of all or part of the Real Property which was unearned as of the occurrence of an Event of Default under this Note;

 (iv)       the misapplication by Borrower of any proceeds under any insurance policies pertaining to the Real Property or awards resulting from condemnation or the exercise of the power of eminent domain or by reason of damage or destruction to any portion of the Real Property or any building or buildings located thereon;

  (v)       the retention by Borrower of any rental income or other cash collected arising with respect to the Security and not applied to the maintenance or operation of the Real Property, as reflected in Borrower’s bills and receipt for such expenditures from parties unrelated to Borrower, except that neither Borrower nor Principal will be personally liable with respect to any rental income or other cash collected with respect to the Security that is distributed by Borrower in any calendar year if Borrower has paid all ordinary and necessary expenses of owning and operating the Real Property for such calendar year and all amounts due under the Loan Documents;

 (vi)       the retention by Borrower of any tangible Personal Property, including Leases, books, records and files relating to the leasing, operation and maintenance of the Real Property in Borrower’s possession or which Borrower may readily obtain which are not delivered to Lender, at its request, upon a foreclosure of the Real Property or action in lieu thereof,

(vii)       any unpaid real estate taxes, utilities, assessments, insurance premiums and any other operating expenses (excluding principal and interest payments under the Loan) relating to the maintenance or operation of the Real Property to the extent of available cash flow from the Security or other assets of Borrower, which accrued prior to the first to occur of the following: (A) Lender’s acquisition of fee simple title to the Real Property through a foreclosure of the Security Instrument; or (B) a sale of the Real Property at foreclosure to a third party purchaser; or (C) transfer of the Real Property by Borrower to Lender under the following conditions: (1) the transfer is by special warranty deed subject only to the Permitted Encumbrances and such other title exceptions approved by Lender; (2) Borrower has sole power to convey the Real Property, and is not then under any legal disability, subject to any insolvency proceeding, or otherwise subject to any stay or other prohibition against transfer of the Real Property; (3) such conveyance is preceded or accompanied by such other documents and reports (including, without limitation, an environmental report satisfactory to Lender) as are reasonable and customary in the State in connection with conveyances of commercial real property; and (4) Lender is able to obtain an owner’s policy of title insurance in the amount of the unpaid balance of this Note, subject only to the Permitted Encumbrances and such other title exceptions approved by Lender;

(viii)       a default by Borrower of any of the provisions of Section 16 of the Security Instrument (Restrictions on Transfer);

  (ix)       a default by Borrower of any of the provisions of Section 17 of the Security Instrument (No Other Liens; No Secondary or Mezzanine Financing);

   (x)       a material Default by Borrower of any of the provisions of Section 59 of the Security Instrument (Single Purpose Entity);

  (xi)       any liability under the Leases arising from the termination of any commercial Leases in violation of the Loan Documents or from a landlord default under any commercial Leases;

 (xii)       the replacement cost of any of the Security, including personal property or fixtures owned by Borrower, which is damaged, destroyed, removed, or disposed of and not repaired, rebuilt or replaced as required by the Loan Documents, to the extent that the replacement cost of such Security exceeds the insurance proceeds (if any) received by Borrower and/or Lender as a result of such events due to the failure of Borrower to maintain insurance policies covering the Security as required under the Security Instrument and the other Loan Documents; and/or

(xiii)       the costs and expenses incurred by Lender to enforce Lender’s rights under this Section 16, including attorneys’ fees and the costs of paralegals.

(c)       Notwithstanding the limitations set forth in Section 16(a) above, the agreement of Lender not to pursue recourse liability against Borrower as set forth in this Section SHALL BECOME NULL AND VOID and shall be of no further force or effect, and the Indebtedness and other sums due from Borrower to Lender under the Loan Documents shall immediately become FULLY RECOURSE to Borrower and Principal, jointly and severally, in the event of:

    (i)         a voluntary bankruptcy or insolvency proceeding is commenced by Borrower or Principal under the U.S. Bankruptcy Code or any similar federal or state law;

   (ii)         an involuntary bankruptcy or insolvency proceeding is commenced against Borrower or Principal (other than by Lender) and is not dismissed within ninety (90) days after the commencement thereof;

  (iii)         a default by Borrower of any of the provisions of Section 16 of the Security Instrument (Restrictions on Transfer); and/or

(iv)       a default by Borrower of any of the provisions of Section 17 of the Security Instrument (No Other Liens; No Secondary or Mezzanine Financing).

(d)       Nothing herein shall be deemed to be a waiver of any right which Lender may have in the event of a bankruptcy or insolvency proceeding involving Borrower, as debtor, under any provision of the U.S. Bankruptcy Code to file a claim for the full amount of the Indebtedness of Borrower to Lender under the Loan Documents or to require that all collateral encumbered by the Security Instrument shall continue to secure the Indebtedness of Borrower to Lender under the Loan in accordance with this Note, the Security Instrument or the other Loan Documents.

17.       Time of the Essence.     Time is of the essence with respect to the intent, meaning, construction and enforcement of each and every covenant, agreement and obligation of Borrower under this Note and any of the other Loan Documents.

18.       Waiver of Trial by Jury.     Lender and Borrower each hereby waive their rights to a trial by jury as to any matter arising out of or concerning the subject matter of this Note.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Borrower has duly executed this Note, as a sealed instrument, as of the day and year first above written.

BORROWER:

KBS LEGACY PARTNERS WATERTOWER LLC, a Delaware limited liability company

By:	KBS Legacy Partners Properties LLC, a Delaware limited liability company, its sole member

	By:	KBS Legacy Partners Limited Partnership, a Delaware limited partnership, its sole member

		By:	KBS Legacy Partners Apartment REIT, Inc. a Maryland corporation, its sole general partner

By: /s/ Guy K. Hays
			Name:	Guy K. Hays
			Title:	Executive Vice President